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EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-4 of Whirlpool Corporation and to the incorporation by reference therein of our reports dated March 4, 2005, with respect to the consolidated financial statements and schedule of Whirlpool Corporation, Whirlpool's management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Whirlpool, included in its Annual Report on Form 10-K/A for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
November 7, 2005

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Consent of Independent Registered Public Accounting Firm